Exhibit 10.4


                             DISTRIBUTION AGREEMENT

This Agreement is entered into by and between Who? Vision Systems, Inc., a Delaware corporation, with its principal place of business at 10315 102nd Terrace, Sebastian, Florida (hereafter referred to as "WVS"), and SPOT, Inc., a Taiwanese corporation, with its principal place of business at No. 115
Community 4, Chang 16, Tung Kuang Li, Kuan Hsi Town, Hsinchu Hsien, Taiwan, ROC, (hereafter referred to as "SPOT").


                                   BACKGROUND

     WHEREAS, WVS has certain expertise in fingerprint solutions and has proprietary technical information in the areas of fingerprint acquisition, processing and verification that may be used to create complete fingerprint solutions for the computer industry, and is developing and will manufacture a finger print module (hereafter referred to as "FPM");

     WHEREAS, SPOT has developed expertise for the packaging and selling of computer related equipment and peripherals in significant volumes, and has relationships with PC OEMs, computer peripheral manufacturers and retail PC distribution channels, and desires to market and sell WVS's FPM for inclusion into computer equipment such as keyboards, mice and monitors for sale through said channels; and

     WHEREAS, both parties acknowledge that there is a specific market window for fingerprint technology and products. Therefore, the parties agree to use their reasonable efforts to work together to make the best use of each partners capabilities;

     WHEREAS, SPOT and XL Vision, Inc., previously entered into a Strategic Distribution and Manufacturing Agreement dated November 19, 1997 (the "XLV Agreement").

     NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                    AGREEMENT

1.0 Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

     1.1 Calendar. The calendar used herein is the western calendar currently in common use in the United States. For the purposes of this Agreement, quarters are defined as:


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          Q1 January 1 - March 31
          Q2 April 1 - June 30
          Q3 July 1 - September 30
          Q4 October 1 - December 31

Should these dates fall on non-working days, the quarter shall begin on the first working day following the date shown and end on the last working day before the date shown.

     1.2 "FPM" shall mean WVS's finger print module comprised of:

          a) A finger sensing surface that generates an image of the fingerprint

          b) An image sensor that can translate the finger image to an electronic signal

          c) Lens-based air gap optics that translates the image from the finger surface to the sensor.

          d) A signal processing and interface chip, that processes the fingerprint image into a form suitable for transportation to a PC host via USB and/or parallel port.

          e)   Firmware for the signal processing and interface chip.

          f) An API that runs on the PC and allows development of PC applications that makes use of the FPM. The API will include fingerprint matching functions and functions for accessing the FPM hardware via USB and/or Parallel Port.

          g) Any insufficient parts, or future upgrade will be granted into "FPM."

     1.3 "Object Code" shall mean computer programming code, routines and programs in machine executable form.

     1.4 "Third Party Software" shall mean the computer programming code, routines and programs in Object Code form, and the documentation thereof, which make up part of the FPM, and which are owned by, or proprietary to persons other than WVS or any of its affiliates.

     1.5 "Retail Channel" shall mean retail sales channels such as Best Buy, Cosco, Computer City, Fry's, Circuit City, CompUSA or any other retail sales outlet.


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2.0 Responsibilities.

     2.1 SPOT's Distribution Rights

     SPOT shall have the right to market and sell the FPM as described herein:

          a. Exclusively to all manufacturers of keyboards and mice, with the exception being Silitek & MaxiSwitch for keyboards.

          b. Exclusively to all manufacturers of monitors, mice and non-exclusive for stand alone units.

          c. Exclusively into the retail market all keyboards, mice, stand alone FPM and calculators based on appendix A "Priority List". The priority list of SPOT exclusive retail channels will be provided to WVS no later than 7 working days after the signing of this Agreement. Upon receipt of said list, WVS will compare it to one provided by Silitek/MaxiSwitch and determine which channels for retail will be exclusive to SPOT. In cases where SPOT and Silitek/MaxiSwitch priority preferences are ranked the same, SPOT will be given preference and exclusivity as long as it maintains its commitments as described in section 2.2 of this Agreement. Notwithstanding the above, exceptions to SPOT's exclusivity in this area will be the Microsoft and Kensington brands.

          d. Exclusively for integration into or bundling with Notebook computers.

          e. SPOT developed new hardware applications (for FPM based solely upon technology provided by WVS), will be reviewed for inclusion as an amendment of this Agreement on a case-by-case basis by WVS, and SPOT will receive top priority over other parties that approach WVS for like hardware applications.

          f. SPOT may not sell FPM's purchased under this Agreement for any other use or into any channels not listed herein, with the exception of the mutual written Agreement by both parties.

     2.2 SPOT's Commitments



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          a)   SPOT agrees that in consideration for the rights and exclusivity described in section 2.1 of this Agreement, it makes the following volume and activity commitments in order to retain such rights.

               1998-[xxxxxxxxxxxxx] or, a signed agreement with a PC OEM manufacturer for use of the FPM in their product line and a signed agreement from a computer peripheral manufacturer for use of the FPM in products sold through the retail channels.

               1999-[xxxxxxxxxxxxxxxxxxx], or [xxx] share of markets that SPOT has exclusivity in pursuant to 2.1 of this Agreement.

               2000-[xxxxxxxxxxxxxxxxxxxx], or [xxx] share of markets that SPOT has exclusivity in pursuant to 2.1 of this Agreement.

               2001-[xxxxxxxxxxxxxxxxxxx], or [xxx] share of markets that SPOT has exclusivity in pursuant to 2.1 of this Agreement.

               Above, volume commitments are based on assumed BOM for the FPM as follows:

               1998 [xxxxxx]
               1999 [xxxxxx]
               2000 [xxxxx]
               2001 [xxxxx]

          b) Should SPOT not meet the minimum sales volume commitment as described above, WVS as its sole remedy has the option to eliminate or change the exclusivity and rights granted to SPOT with 90 days written notice. If SPOT does not meet its minimum volume commitments due to WVS prices exceeding the assumed sales price, SPOT and WVS project managers and senior executives will meet face to face to discuss modifications to the sales price and volume schedules.

          c) SPOT agrees to work with its PC OEM and computer peripherals partners as described in 2.1 and to integrate WVS supplied product samples into various, mice and monitors, for demonstration and marketing at COMDEX 1997. d) SPOT shall obtain and pay for all approvals, certificates, permits and licenses as may be required to distribute the FPM.

       [Confidential Treatment requested for redacted portion of document]


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          e)   SPOT and its subsidiaries or affiliated companies shall purchase
               FPM's exclusively from WVS or its appointed subsidiary or affiliated company for use in the markets described in 2.1 of this Agreement. Price from WVS to SPOT for the FPMs is as calculated in section 2.3(d) of this Agreement.

          f) SPOT agrees beginning ________ 1998 to provide WVS with rolling 6-month forecasts of unit purchase requirements. Said forecasts will not constitute binding purchase orders. SPOT also agrees that, if at any time its projections are trending towards it not meeting the required sales of FPMs as provided for under section
               2.3 (a) of this Agreement, SPOT will meet face to face with senior executives of XLV to provide assurances that it is capable of continuing to meet its obligations, or will negotiate in good faith the potential modification of exclusivity, as provided for under this Agreement.

          g) SPOT and WVS shall comply with all US export control restrictions, including re-export restrictions.

          h) SPOT shall be responsible for all technical support and maintenance requirements of its customers, provided that WVS shall provide, at no cost to SPOT, all assistance to SPOT required with respect to technology licensed or transferred hereunder by WVS.

          i) SPOT shall market and sell FPMs in accordance with all applicable laws and regulations, and shall not advertise or make claims about the FPM which are inconsistent with the specifications and descriptions of the FPM provided by WVS.

          j) SPOT shall use its best commercial efforts to promote the FPM among the channels and customers specified in section 2.1 through a thorough, vigorous and diligent marketing program.

          k) SPOT shall not purchase any fingerprint readers/sensors from any other entity, for sale into the channels described in 2.1, during the exclusive term of this Agreement, with the exception of the mutual agreement of both parties, as long as WVS remains design cost and quality competitive.

     2.3 WVS's Distribution Related Responsibilities

          a) At its own cost, WVS shall design the FPM described in 1.2 and shall train SPOT personnel in the use, operation, technical support, and maintenance of said FPMs.


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          b)   WVS shall provide technology demonstration modules no later than
               1 November 1998 to SPOT for initial management and customer briefings.

          c) WVS shall provide product samples to SPOT no later then 7 November 1998, for integration into peripherals for use by SPOT.

          d) WVS shall sell to SPOT or its designee all of the units necessary for SPOT's requirements for sale into the channels described in
               2.1 of this Agreement, for a price of [xxxxxxxxxxxxxxxxxxxxxxxxx [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxx]. WVS agrees to review its required/desired margins beginning at the last quarter of 1998, in order to determine if volumes could be increased by a decrease in the required margin as specified in this paragraph or if the margin makes the product become not competitive with other fingerprint products in terms of sales price.

          e) All shipments of FPMs shall be shipped F.O.B. origin. Title and risk of loss for FPMs shall pass to SPOT when the FPMs are placed on board the ship or other shipping mode.

     2.4 Orders, Purchases

          a) Order Placement. Only authorized employees of SPOT may place purchase orders (P.O.). All P.O.s shall specify a price, delivery date, and destination. All requested delivery dates will be subject to reasonable approval by WVS.

          b) Order Acknowledgment. An acknowledgment of purchase orders will be returned to SPOT within four working days of receipt of an order. If WVS is unable to comply with some conditions of the order, for example, the deliver date, WVS should still acknowledge orders, confirming all accepted data (quantity, price, etc.) and informing SPOT of the issue.

          c)   Invoices.

               1) WVS will invoice SPOT for FPM units upon delivery on board the ship or other shipping mode.

               Payment by SPOT shall be due net 60 days after receipt of invoice. All invoices and payments shall be in U.S. dollars. Late payments shall bear interest at 1% per month.

       [Confidential Treatment requested for redacted portion of document]


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          b)   Title and Risk of Loss. All shipments of FPMs shall be made
               F.O.B. manufacturer's origin. Title for FPMs and risk of loss for FPMs shall pass to SPOT when the FPMs are placed on board the ship or other shipping mode.

3.0 Project Managers; Personnel; Progress Reports.

     3.1 WVS Project Manager and Personnel

          a) WVS shall appoint a project manager to coordinate WVS's activities and responsibilities relating to SPOT. WVS shall provide written notice to SPOT of the name and business address, daytime telephone number and telefax address of the WVS Project Manager. The initial WVS Project Manager shall be Tzu-Chiang Hsieh. WVS shall also appoint a full time channel manager to SPOT to handle all marketing and business related issues and opportunities.

          b) From time to time, personnel of WVS may perform work at the facilities of SPOT. WVS shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of SPOT. While at the facilities of SPOT, all WVS personnel shall observe and follow the work rules, policies, and standards of SPOT.

     3.2 SPOT Project Manager and Personnel

          a) SPOT shall appoint a project manager to coordinate SPOT's activities and responsibilities relating to WVS. SPOT shall provide written notice to WVS of the name and business address, daytime telephone and telefax number of the SPOT Project Manager. The initial SPOT Project Manager shall be Paul Yang.

          b) From time to time, personnel of SPOT may perform work at the facilities of WVS. SPOT shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of WVS. While at the facilities of WVS, all SPOT personnel shall observe and follow the work rules, policies and standards of WVS.


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     3.3 Progress Review Meetings

          (a) WVS and SPOT agree to provide each other with written progress reports on a monthly basis of their respective performance, in a Microsoft Office format. Each report shall indicate the following:

               Status of progress to current scheduled milestones.
               Short description of problems in meeting such Milestones. Proposed recovery method to meet next Milestones.
               Probability of meeting next Milestone.
               Any other information reasonably requested by either party with respect to the Project.

4.0 Proprietary Rights.

     4.1 Proprietary Rights of WVS Defined

          a) Design and Configuration of FPM - All right, title and interest in and to (i) the design and configuration of the FPM, (ii) all updates and enhancements to the design and configuration of the FPM, (iii) all documentation prepared by WVS for the FPM, and
               (iv) any and all intellectual property rights inherent in the FPM design and configuration ('i', 'ii', 'iii' and 'iv' are collectively the "FPM Design and Configuration"), including without limitation all patent rights, copyrights, trademarks, know-how and trade secrets, does and shall belong exclusively to WVS.

          b) Developed Software - All right, title and interest in and to (i) software developed for incorporation into the FPM, (ii) all updates and enhancements of such software, (iii) all documentation and (iv) any and all intellectual property rights relating to the foregoing, does and shall belong exclusively to WVS.

          c) Third Party Software - WVS has at its own expense secured the rights to fingerprint matching software. WVS shall pass through (in whatever form) licensing rights and restrictions, which pertain to third party software and technology.

     4.2 Confidentiality. The FPM Design and Configuration and the Developed Software, and each item included in such, and all materials and copies containing any part of such, shall be maintained as confidential by SPOT, shall be disclosed by SPOT only to its employees who need such materials and information for SPOT to fulfill its obligations and not to any other person or


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entity, and shall not be used by SPOT for any other purpose. SPOT's obligation shall not apply to any information which becomes part of the public domain other than as a result of SPOT's breach of its obligations under this paragraph. SPOT shall be responsible for ensuring that its employees comply with its confidentiality obligations.

     4.3 Trademarks. Neither SPOT nor WVS shall use the other party's trademarks or tradenames without prior written consent.

5.0 Licenses and Termination.

     5.1 Exclusive License - WVS hereby grants SPOT the rights accorded to it as provided for it in section 2.1 of this Agreement as long as SPOT meets its obligation under section 2.3 of this Agreement. No other licenses shall be implied or given.

     5.2 Right to Sub-license - SPOT shall not have the right to sub-license or discuss the potential to sub-license, any of the rights, privileges and licenses granted hereunder without the express written consent of WVS, during the period of this Agreement including to affiliates of SPOT. Any agreement to sub-license shall be incorporated as an amendment to this Agreement and therefore carry all requirements as stated herein.

     5.3 WVS's Right to Terminate. WVS shall have the right to terminate this Agreement if:

          a) SPOT materially breaches its confidentiality obligations under this Agreement;

          b) SPOT fails to pay any amount when due which failure remains uncured for 30 days after written notice by WVS;

          c) SPOT materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by WVS;

          d) In the event that SPOT's sale commitment falls below minimums as described in section 2.2 (a), and as the BOM of the FPM is at or below the amount specified in section 2.2 (a), and both parties are unable to re-negotiate after face to face meetings between senior executives of both companies, within 90 days the conditions of the Agreement, WVS has the right to terminate;

          e) If SPOT should become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of SPOT shall be placed in the hands of a


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               receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of SPOT or otherwise, this Agreement shall automatically terminate.

     5.4 SPOT Right of Termination. SPOT shall have the right to terminate this Agreement if:

          a) If WVS should become bankrupt or insolvent prior to completing its obligations under the Agreement, or shall file a petition in bankruptcy, or if the business of WVS shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of WVS or otherwise, this Agreement shall automatically terminate.

          b) In the event that SPOT purchases fall below the minimum commitments as described in this Agreement, due to the BOM costs for the FPM being above the goals set out in section 2.2 (a), and both parties are unable to re-negotiate after face to face meetings between senior executives of both companies, within 90 days, the conditions of the Agreement;

          c) WVS materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by SPOT;

          d) SPOT is unable to manufacture quality FPM under the design provide by WVS.

     5.5 Effect of Termination

          a)   Upon termination of this Agreement,

               (i) All outstanding amounts payable shall be payable in accordance with the terms of this Agreement; and

               (ii) SPOT shall continue to be responsible for support and maintenance for its customers.

     5.6 Term of Agreement. The term of this Agreement shall commence on the date hereof and continue through 31 December 2001, subject to earlier termination pursuant to sections 5.3 and 5.4 of this Agreement. The term shall all be reviewed for additional one-year terms unless either party gives written notice at least 60 days before the expiration of any term of its intent not to renew. The parties shall begin negotiating minimum volume commitments for each renewal term at least 120 days before the expiration of the prior term.


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6.0 Warranties, Product Returns; Indemnity.

     6.1 Pass Through Warranty. WVS agrees to pass through to SPOT all warranties it receives from its' manufacturers. WVS MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


     6.2 Patents. WVS represents that to the best of its knowledge there are no infringements on third party intellectual property rights or patents.

     6.3 Mutual Indemnification. SPOT agrees to indemnify WVS against all losses, costs, and damages arising out of SPOT's conduct in marketing the FPMs. WVS agrees to indemnify SPOT for any breach of its warranty against claims for patent infringement.

   6.4 Product Returns. All defective product returns shall be made directly to the original manufacturer with a copy of the paperwork supplied to WVS.

7.0 Dispute.

     Any dispute arising in connection with this Agreement will be resolved in the following order;

     1)   Face to Face negotiations between senior executives of each company.

     2) By mediation in Southern California with a mediator selected in accordance with procedures of the American Arbitration Association.

     3) If no resolution is achieved within 30 days after mediation is requested, then both parties agree to binding arbitration in accordance with commercial arbitration rules of the American Arbitration Association. If said arbitration is requested by SPOT then such action will take place in Southern California. If requested by WVS, such action shall take place in Taipei, Taiwan. This Agreement shall be governed by the laws of the state of California without regard to choice of law rules.

8.0 Assignability.

     SPOT and WVS both have the right to assign this agreement to any of their majority-owned affiliated companies, by providing 30 days prior notice to the other party. The party assigning the agreement will not be denied said assignment by the other party, unless it would materially affect the ability of the non-assigning party to continue under the terms of this agreement.


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9.0 Entire Agreement.

     This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants, or obligations except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, purchase orders, understandings, negotiations, and discussions, written or oral, of the parties hereto.

10.0 Notices.

     Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by certified mail to the respective parties at the address below, or to such other address as each party may hereafter specify in writing to the other.

        If to WVS:     Who? Vision Systems, Inc.
                       100 North Pointe Drive
                       Lake Forest, CA  92630
                       Telephone: 949-837-5350
                       Attention: Tzu Chiang Hsieh

        If to SPOT:    SPOT Technology, Inc.
                       No. 115 Community 4
                       Chang 16,
                       Tung Kuang Li,
                       Kuan Hsi Town,
                       Hsinchu Hsien,
                       Taiwan, ROC,
                       Telephone: 886-3-587-8966
                       Attention: Paul Yang

11.0 Relationship of Parties.

     In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. At no time shall either party make commitments or incur any charges or expenses for, or in, the name of the other party.

12.0 Amendments.

     These terms and conditions may be amended only in writing by an authorized officer of each party to this document.


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13.0 XLV Agreement.

   This Agreement and the Manufacturing Agreement of even date replace and supersede the XLV Agreement.







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   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the 16th day of July, 1998.


Who? Vision Systems, Inc.             SPOT, Inc.

By: /s/ Alex Dickinson                By: /s/Jose Wong
----------------------                ----------------

Name: Alex Dickinson                  Name: Jose Wong

Title: Chief Executive Officer        Title: President



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